OHIO VALLEY ELECTRIC CORPORATION (OVEC)
                        PROJECTED WORKING FUNDS FLOW STATEMENT
                       FOR THE CALENDAR YEARS 1998 THROUGH 2001
                                     ($ MILLIONS)



                                             Beginning                                   Ending
                  USE OF FUNDS                Balance    1998    1999    2000    2001    Balance

     Plant and Capital Improvements              666       11      13       8      10       708
     Fuel in Storage                              32        0       0       0       0        32
     SO2 Allowances                               16       13      13       8       8        57
     Material and Supplies                        21       (1)     (1)     (1)     (1)       17
               TOTAL                             734       23      25      15      17       814

                 SOURCE OF FUNDS

     Contractual Funding (1)                     596       17      20      15      18       686
     Common Equity                                10        0       0       0       0        10
     Retained Earnings                             2        0       0       0       0         2
     Long-Term Debt (Net of Maturities) (2)       65       (6)     (7)     (7)     (8)       37
     Term Loan                                     8       (1)     (1)     (1)     (1)        4
     Coal Reserve and Supply Agreement            16        0       0       0       0        16
     Other                                        17       (1)     (1)     (1)     (1)       13
     Short-Term Debt (Net of Maturities)          20       14      14       9       9        66
               TOTAL                             734       23      25      15      17       814


            SHORT-TERM DEBT BALANCES

     Beginning                                             20      34      48      57

     Ending                                                34      46      57      66





          (1) Plant and Capital Improvements are funded through a Power Sales Agreement with the United States Department of Energy. These capital payments may be through direct reimbursements of financed funds with debt redemption payments.

          (2) Long-Term Debt includes two $40 million issues of senior secured notes at 6.37% and 6.576% due 12/1/05.